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                 August 3, 2022

       Cliff Emmons
       Chief Executive Officer
       IIOT-OXYS, Inc.
       705 Cambridge Street
       Cambridge , MA 02141

                                                        Re: IIOT-OXYS, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed July 27, 2022
                                                            File no. 333-266351

       Dear Mr. Emmons:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Lauren Pierce, Staff Attorney, at (202) 551-3887 or Josh Shainess, Legal
       Branch Chief, at (202) 551-7951 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology